Exhibit 99.2

TAMINCO CORPORATION TO ENTER A NEW SPECIALTY CHEMICALS NICHE MARKET -

ANNOUNCES AGREEMENT TO ACQUIRE THE FORMIC ACID BUSINESS OF KEMIRA OYJ

ALLENTOWN, PA December 23, 2013 — Taminco Corp. (NYSE:TAM), the world’s largest producer of alkylamines and alkylamine derivatives, today announced that it has signed a definitive agreement to acquire the formic acid business of Kemira Oyj for a transaction value of approximately EUR 140 (USD 190) million. The formic acid business serves a number of end-markets driven by key global “mega-trends”, such as animal nutrition, water treatment and energy. Upon closing, Taminco will acquire a business with EBITDA of approximately EUR 23 (USD 32) million, a manufacturing facility for formic acid and derivatives located in Oulu, Finland, and approximately 160 employees across Finland, the Netherlands, Germany, China, the U.S. and Brazil. The transaction, which has been unanimously approved by the boards of directors of both companies, is expected to close in the first quarter of 2014 and is subject to the fulfillment of customary closing conditions.

Taminco’s entry into the formic acid market continues its implementation of a long term strategy of accretive investment in niche businesses with strong outlooks, attractive end-markets, and high levels of similarities with Taminco’s core competencies. The transaction, which will be financed through a combination of cash on hand and committed financing, will generate significant value for both Taminco and Kemira, including the agreement by the parties to enter into several long term supply and service agreements following the closing.

“As a leading specialty chemical producer, Taminco is excited to advance its long term, ongoing strategy of expansion into key markets through the addition of high quality, niche businesses. Our entry into the formic acid space is an opportunity to leverage our existing skill-set to expand into attractive new product lines, as well as achieve numerous synergies that will continue to optimize value for all of our stakeholders”, said Laurent Lenoir, Taminco’s Chief Executive Officer. “We are pleased to welcome a great team of formic acid business employees to Taminco, and look forward to working together to grow Taminco’s global leadership position in specialty chemicals.”

“The formic acid business is a well performing and solid business – however, with no synergies to Kemira’s water related core businesses. After the divestment of the formic acid business, Kemira will become a purely water-focused chemical company based on three segments: Paper, Oil & Mining, and Municipal & Industrial. After the successful execution of several non-core divestitures in 2013, Kemira’s management resources and financing capabilities will be fully focused on growth and profitability improvement in the core businesses”, said Wolfgang Büchele, Kemira’s President and CEO.

Legal advisors to Taminco are Kirkland & Ellis LLP, Waselius & Wist and O’Melveny & Myers LLP (with respect to environmental matters). Financial advisor to Kemira is Skandinaviska Enskilda Banken AB and legal advisor is White & Case LLP.

Conference Call

Taminco will host a conference call at 8:00 am (Eastern Time) today to discuss the announcement. A slide presentation for the call will be available on the Investors section of Taminco’s Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 877-407-0784, or for international callers, 201-689-8560. A replay will be available approximately two hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 858-384-5517. The passcode for the live call and the replay is 13574132. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

About Taminco Corporation

Taminco is the world’s largest integrated producer of alkylamines and alkylamine derivatives. Taminco’s products are used by its customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Taminco’s products provide these goods with a variety of ancillary characteristics required for optimal performance. Taminco currently employs about 850 people and operates in 19 countries with seven production facilities in the U.S., Europe and Asia.

Newly Acquired Products

Formic acid, formates, formamide and other formic derivatives.

About Kemira Oyj

Kemira is a global chemicals company serving customers in water-intensive industries. It provides expertise and chemicals that improve its customers’ water, energy and raw material efficiency. Kemira’s focus is on pulp & paper, oil & gas, mining and water treatment. In 2012, Kemira had annual revenue of EUR 2.2 billion and around 4,900 employees. Kemira’s shares are listed on the NASDAQ OMX Helsinki Ltd.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Taminco and Kemira. Actual results could vary materially depending on risks and uncertainties that may affect Taminco and Kemira and their respective businesses. For a discussion of such risks and uncertainties, please refer to Taminco’s and Kemira’s filings with the Securities and Exchange Commission. Taminco and Kemira assume no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.